EXHIBIT 23.1
     CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement Nos. 333-50912, 333-88313, and 333-106325 of Edgewater Technology, Inc. on Form S-8 of our report dated February 21, 2008 related to the financial statements of Vertical Pitch, LLC (the “Company”) as of and for the years ended December 31, 2006 and 2005 (which report is unqualified and contains an explanatory paragraph regarding the sale of the Company to Edgewater Technology, Inc.) appearing in this Current Report on Form 8-K/A of Edgewater Technology, Inc. dated February 21, 2008.
     /s/ DELOITTE & TOUCHE LLP
     Boston, Massachusetts
     February 21, 2008